Exhibit 10.10
CONSULTING ADVISORY AGREEMENT
Effective as of December 1, 2023 (the “Effective Date”), Silvaco Group, Inc., a Delaware corporation (the “Company”), and Iliya Pesic (“Advisor”) agree as follows:
1.    Services and Payment. Advisor agrees to provide the services described in Exhibit A attached hereto (the “Services)”. As consideration due Advisor for such Services, the Company will provide Advisor with the consideration described in Exhibit A attached hereto. The consulting relationship between the Company and Advisor, whether commenced before, upon or after the Effective Date of this Consulting Advisory Agreement (this “Agreement”), is referred to herein as the “Relationship.”
2.    Confidential Information. Advisor has signed a Proprietary Information and Inventions Agreement dated July 1, 2021. Company and Advisor agree that by its terms such Proprietary Information and Inventions Agreement shall continue to apply to Advisor’s Relationship hereunder.
3.    Reimbursement for Expenses. Certain expenses, including without limitation, health, dental and vision benefits plan for Advisor, may be reimbursable by the Company. Subject to the Company’s policies on reimbursement, Advisor may obtain reimbursement of such expenses by submitting expense reports with receipts or such other documentation as may be required under the Company’s policies. All other expenses incurred by Advisor in connection with providing the Services under this Agreement will be the sole responsibility of Advisor.
4.    Term; Termination. This Agreement is effective as of the Effective Date and will continue for a period of twelve (12) months and will renew automatically for subsequent twelve (12) month periods unless terminated in writing by either party, with or without cause upon thirty (30) days’ written notice to the other party, unless earlier terminated as set forth below. Either party may terminate this Agreement at any time, with or without cause, upon ten (10) days’ written notice to the other party. The Company may terminate this Agreement immediately and without prior notice if Advisor refuses or is unable to perform the Services or is in breach of any material provision of this Agreement.
5.    Taxes. In conformity with the Advisor’s independent contractor status, the Company will not withhold any amounts for payment of taxes from the compensation of the Advisor hereunder. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or regulations shall be the Advisor’s sole responsibility. Advisor acknowledges and understands and agrees to be responsible for filing all federal and state or city income tax returns and self-employment tax returns. The Company shall furnish Advisor with an IRS 1099 Form indicating all compensation paid to Advisor on an annual basis if required by law.
6.    General Provisions.
(a)    Governing Law; Venue. This Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).
(b)    Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto. No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.
(c)    Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.
(d)    Successors and Assigns. Advisor may not assign, transfer or subcontract any obligations under this Agreement without the written consent of the Company. Any attempt to do so will be void. The Company may assign its rights and obligations under this Agreement in whole or part. This Agreement will be binding upon Advisor’s heirs, executors, administrators and other legal representatives, and Advisor’s successors and permitted assigns, and will be binding on and for the benefit of the Company and its successors and assigns.
(e)    Notices. All notices under this Agreement must be in writing and will be deemed given when delivered personally or by email, one (1) day after being sent by nationally recognized courier service, three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice, or upon confirmation of receipt of email.
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IN WITNESS WHEREOF, the parties have entered into this Consulting Advisory Agreement as of the first date set forth above.

SILVACO GROUP, INC.

By:	/s/ Babak Taheri
(Signature)

Name: Babak Taheri

Title: Chief Executive Officer

ADVISOR:

/s/ Iliya Pesic
(Signature)

Name: Iliya Pesic

EXHIBIT A
SERVICES AND COMPENSATION
Services:
•Provide general consulting services in relation to the Chairperson of the board of directors of Silvaco Group, Inc. (the “Chairperson”) including such projects as may be requested by the board of directors, from time to time, as approved by Chairperson from time to time, including without limitation:
•Review and provide assessment to the Chairperson about the Company’s strategy, products and portfolio mix;
•Update the Chairperson regarding developments in the EDA and semiconductor markets; attend tradeshows, seminars, and conferences that relate to Silvaco’s business; and share any customer feedback;
•Review documents relating to the Company as requested by the Chairperson; and
•Attend the business portion of the Company’s regular board meeting and special board meetings if requested by the Board.
Compensation:
$40,000 annually, to be paid quarterly in arrears on or around the last day of each calendar quarter.
In addition, the Company shall recommend that the Advisor be granted an award of 10,000 RSUs which shall be time-based vested upon the one-year anniversary of the Effective Date of this Agreement, and that the Advisor be granted an additional award of 10,000 RSUs which shall be time-based vested upon the expiration of any subsequent twelve-month period in which this Agreement is renewed.
A-1